UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    December 31, 2008

APPLIED NEUROSOLUTIONS, INC.
(Exact name of Registrant as Specified in its Charter)

  Delaware                                           001-13835                                          39-1661164
 (State or Other Jurisdiction             (Commission file Number)            (IRS Employer
       of  Incorporation)                                                                               Identification No.)

    50 Lakeview Parkway, Suite 111, Vernon Hills, IL                                           60061
(Address of Principal Executive Offices)                                                         (Zip Code)

Registrant’s telephone number, including area code (847) 573-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Items 1.01	Entry into a Material Definitive Agreement.

On December 31, 2008, the Registrant entered into a Convertible Note Purchase Agreement (the “Purchase Agreement”) with private investors pursuant to which the Registrant sold to the investors 12% convertible notes due June 30, 2010 in the aggregate principal amount of $535,000 (the “Notes”).  The price at which principal of the Notes will be converted into shares of Common Stock (the “Note Conversion Price”) shall be equal to the lesser of (i) the average closing price of the Common Stock on the OTC Bulletin Board for the 20 trading day period immediately preceding the date of the Closing, (ii) $0.04, or (iii) the per share price (or conversion price) in any subsequent financing while the debt is outstanding (in each case as such amount is equitably adjusted to reflect any stock split, reverse stock split or stock dividend carried out by the Registrant).  The current conversion price of $.0291 per share was determined by the average closing price of the Registrant’s common stock for the twenty trading days immediately preceding December 31, 2008.  The Notes are not secured and are non-transferable.

Pursuant to the Purchase Agreement, the Registrant has granted to the investors demand registration rights for the shares of common stock that would be issued upon conversion of the Note principal and piggyback registration rights for the shares of common stock that would be issued upon conversion of the Note interest.  The Registrant will bear the expense of such registrations except for the investor’s selling expenses and any legal or accounting costs incurred by the investors for such registrations.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01, the Registrant became obligated for the repayment of $535,000 upon the sale of the Notes to private investors.  The Notes are not guaranteed by any third party, are not secured by the Registrant and are non-transferable.  The Notes will bear simple interest on the outstanding principal and all accrued but unpaid interest will be due and payable on the earlier of the maturity date (June 30, 2010) or the date on which all of the outstanding principal of the Notes have been converted into shares of the Registrant’s common stock.  The Registrant may use cash, shares of its common stock, or a combination of cash and stock to repay accrued but unpaid interest.  The number of shares that the Registrant may use to pay off interest will be based on a conversion rate equal to the lesser of (i) 75% of $.0291 (which is the average closing price of the common stock on the OTC Bulletin Board for the 20 trading day period immediately preceding the December 31, 2008 closing date) or (ii) the closing market price on the trading market on which the Registrant’s common stock is then-quoted on the date the Registrant gives notice to the investors that the Registrant will be using shares of common stock to pay off the interest.

The unpaid principal and all accrued but unpaid interest on each Note will become automatically due and payable if the Registrant:

•	Fails to pay the Note in full within five business days after the maturity date,
•	Becomes insolvent,
•	Commences any proceeding to liquidate, dissolve or sell all or substantially all of its assets,
•	Has a bankruptcy proceedings commenced against it, or
•	Breaches any of its covenants or agreements under the Notes or the Purchase Agreement and fails to cure such a breach within 30 days after the Company is notified or becomes aware of the breach.

Section 3 – Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities

As described in Items 1.01 and 2.03, On December 31, 2008, the Registrant entered into the Purchase Agreement with private investors pursuant to which the Registrant sold the Notes.  In Items 1.01 and 2.03 above, the Registrant described the terms of conversion of the principal of the Notes into shares of common stock and the conversion rate used if the Registrant elects to pay Note interest with shares of its common stock.

As described in Item 1.01, the Registrant has granted to the investors registration rights with respect to the shares of the Registrant’s common stock issuable upon the conversion of Note principal and issuable in payment of the Note interest.

The Registrant made the offer and sale of the Notes to the investors pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder.  The Registrant believes that each of the purchasers of the Note is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act.

Section 9 – Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits

(d)         Exhibits.

10.1	Convertible Note Purchase Agreement
10.2	Form of Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 6th day of January 2009.
APPLIED NEUROSOLUTIONS, INC.

By:            /s/      David Ellison
Name:  David Ellison
Title:    Chief Financial Officer

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